Exhibit 99.1
Thomson Financial 195 Broadway New York, NY, 10007	Tel. (646) 822-2000 Fax (646) 822-3070 www.thomson.com/financial
Contact:
Ayesha Haider Manager, Public Relations Thomson Financial (646) 822-2698 ayesha.haider@thomson.com	Allison Hagan Vice President, Public Relations Thomson Financial (646) 822-2698 allison.hagan@thomson.com	Dan Silmore Director, Marketing & PR MarketWatch.com (415) 733-0582 dsilmore@marketwatch.com	Anna Yen Director of Investor Relations MarketWatch.com, Inc. (415) 616-7214 ayen@marketwatch.com

FOR IMMEDIATE RELEASE

THOMSON FINANCIAL ANNOUNCES PARTNERSHIP WITH MARKETWATCH.COM TO DEVELOP EXCLUSIVE ONLINE NEWS SERVICE FOR INSTITUTIONAL CUSTOMERS

Real-Time Financial Markets and Company News to be Available Via Thomson ONE Platform

NEW YORK, NY, April 1, 2004 -- Thomson Financial, an operating unit of The Thomson Corporation (NYSE: TOC, TSX: TOC) and leading provider of information and technology solutions to the worldwide financial community, and MarketWatch.com, Inc. (NASDAQ: MKTW), a leading multimedia publisher of business news and provider of financial information and analytical tools, today announced a partnership to develop a new, tailored online news service that will be delivered via the Thomson ONE solution suite.

This partnership will bring together MarketWatch's award-winning news coverage by expert financial journalists and Thomson Financial's proprietary content, market analytics and market expertise to create a unique service focused on real-time market, industry and US company news. The Thomson news service will be available exclusively to Thomson ONE customers as well as to clients of Thomson affiliates.

Thomson Financial and MarketWatch together will build an expanded staff and invest resources in a journalistic effort committed 100 percent to Thomson ONE news content. Analysts from within Thomson Financial will work in close partnership with MarketWatch journalists to develop news content culled from Thomson Financial's own premiere content assets such as IFR, CCBN, SDC deals data and Thomson First Call.

"Thomson Financial is poised to be a premiere source of real-time news for the retail and institutional financial markets," said Sharon Rowlands, president and chief operating officer, Thomson Financial. "We selected MarketWatch as our partner of choice because of their strong journalistic capabilities and established financial news brand. The integration of this news with the Thomson ONE platform will give our customers the edge they need to make better decisions faster."

"This is a significant milestone for us. By partnering with Thomson, the most exciting and innovative company serving the institutional market today, we will be bringing MarketWatch coverage to the desks of professional institutional users that we were not reaching before," said Larry Kramer, chairman and chief executive officer of MarketWatch.com. "To be chosen by such a well-respected organization as Thomson underscores the reputation that MarketWatch has developed as a provider of real-time market coverage. This will be a must-have service for anyone who makes a living in the financial markets."

"The research we've conducted shows that our clients require multiple sources of news to do their jobs well. This new offering is intended to be a complement to Dow Jones and other quality news sources that Thomson already provides," added Rowlands.

Thomson ONE is the flexible, open application framework that allows for the easy integration of content and tools from Thomson Financial, third parties and proprietary systems. Thomson ONE has the ability to deliver tailored integration, without the high cost of ownership and unwanted features. It is both an architecture and new service configurable to the specific needs of corporate finance, institutional, brokerage and fixed income market professionals.

About Thomson Financial

Thomson Financial is a US$1.5 billion provider of information and technology solutions to the worldwide financial community. Through the widest range of products and services in the industry, Thomson Financial helps clients in more than 70 countries make better decisions, be more productive and achieve superior results. Thomson Financial is part of The Thomson Corporation (www.thomson.com), a leading provider of value-added information, software tools and applications to more than 20 million users in the fields of law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. With revenues of US$7.6 billion, The Thomson Corporation lists its common shares on the New York and Toronto stock exchanges (NYSE: TOC; TSX: TOC).

About MarketWatch.com, Inc.

MarketWatch.com, Inc. (NASDAQ:MKTW) is a leading multimedia publisher of business news and provider of financial information and analytical tools. Founded in 1997, the Company operates two award-winning Web sites, CBS.MarketWatch.com and BigCharts.com. The Company produces the syndicated CBS MarketWatch Weekend program, airs financial reports over The CBS Television Network and provides updates every 30 minutes on the MarketWatch.com Radio Network. MarketWatch.com also offers subscription products for individual investors, including The Hulbert Financial Digest, Retirement Weekly and The Technical Indicator. The Company's MarketWatch Information Services group is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, wireless carriers and Internet service providers.

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